September 9, 2011

TiVo Inc.
2160 Gold Street
P.O. Box 2160
Alviso, California 95002

Ladies and Gentlemen:

Re:	Registration Statement on Form S-8;
5,000,000 Shares of Common Stock, par value $0.001 per share.

We have acted as special counsel to TiVo Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 5,000,000 shares of common stock, $0.001 par value per share (the “Shares”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of January 16, 2001, between the Company and Wells Fargo Shareholder Services, as rights agent, as amended by the First Amendment to Rights Agreement, dated as of February 20, 2001, the Second Amendment to Rights Agreement, dated as of April 12, 2006, the Third Amendment to Rights Agreement, dated as of January 26, 2010, the Fourth Amendment to Rights Agreement, dated as of March 23, 2010, and the Fifth Amendment to Rights Agreement, dated as of December 16, 2010 (as amended, the “Rights Agreement”), issuable under the Company's Amended and Restated 2008 Equity Incentive Award Plan (the “Plan”). The Shares and associated Rights are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 9, 2011 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have assumed that proceedings to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plan will be timely completed in the manner presently proposed by the Plan, and relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the terms (including the exercise price and exercise period) and form of the options or stock awards pursuant to which the Shares and associated Rights will be issued are determined by resolution of the Company's Board of Directors, or a duly authorized committee thereof, in accordance with the Plan, when the person or persons entitled to receive Shares and associated Rights and the number of Shares and associated Rights to be issued to such person or persons pursuant to the options or stock awards granted under the Plan are determined by resolution of the Company's Board of Directors, or a duly authorized committee thereof, and upon execution, issuance and delivery of certificates representing the Shares and associated Rights (and notation of such issuance in the stock transfer records of the Company) and receipt of payment for such Shares and associated Rights in the manner contemplated by the Plan and the Rights Agreement in an amount in cash or other legal consideration of not less than the aggregate par value thereof, and assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares and the associated Rights pursuant to the terms of the Plan and the Rights Agreement, the Shares and associated Rights will be duly authorized by all necessary corporate action of the Company, the Shares and associated Rights will be validly issued, and the Shares will be fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware
This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Latham & Watkins LLP